Exhibit 10.7

AMENDMENT

TO THE

HONEYWELL INTERNATIONAL INC.

SUPPLEMENTAL PENSION PLAN

The Honeywell International Inc. Supplemental Pension Plan shall be, and hereby is, amended by inserting the following new Section 4.01(i) immediately following Section 4.01(h):

“(i)   Notwithstanding any provision of this Plan to the contrary, the Supplemental Benefit for a Participant who is accruing a benefit as of December 31, 2015 under a Pension Plan formula that includes a traditional final average pay or career average benefit formula shall be calculated by taking into account the amendments that were made to the corresponding Pension Plan formula definitions of compensation, final average pay, and Social Security benefit, as applicable. For the avoidance of doubt, for traditional final average pay formulas, final average pay shall be frozen as of December 31, 2015 and no amounts earned or paid, or deemed earned or paid, after December 31, 2015 shall be included in compensation; provided, however, that amounts earned in 2015 and paid in March 2016 under the Honeywell Management Incentive Plan, the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, or the Honeywell Capital Management Incentive Compensation Plan shall be included in 2015 compensation for purposes of the formulas that include such incentive compensation in the year earned. For career average formulas, earnings for a year beginning after December 31, 2015 shall be limited to the lesser of actual earnings for that year or 2015 earnings.”